PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. REPORTS

THIRD QUARTER FINANCIAL RESULTS

TAMPA, FL— Monday, October 27, 2003 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) announces revenues of $21.7 million for the quarter ended September 30, 2003, compared to $21.2 million for the quarter ended September 30, 2002. The Company experienced a net loss of $155,000 for the third quarter of 2003, compared to net income of $349,000 for the same period of 2002. The Company’s per share net loss for the third quarter of 2003 was $0.02 per basic and diluted share, compared to per share net income of $0.05 per basic and diluted share for the same period of 2002.

Competitive pricing pressures continued to adversely affect the Company’s results of operations. Other factors adversely affecting the Company’s third quarter results of operations included increased expenses for amortization of reusable surgical products, depreciation, maintenance, temporary labor, marketing and expenses associated with converting a facility into a depot.

The Company continues to experience growth in the instrument component of its business, with revenues from that business increasing by $928,000, or 75%, to $2.1 million for the quarter ended September 30, 2003, compared to $1.2 million for the quarter ended September 30, 2002. For the nine months ended September 30, 2003, instrument revenue increased $3.6 million, or 67%, to $9.0 million, from $5.4 million in the nine months ended September 30, 2002.

The Company continues to experience positive cash flow, and has paid down its revolving credit facility with Wachovia and SouthTrust Banks by $6.4 million to $9.0 million on September 30, 2003, compared to $15.4 million on December 31, 2002. The Company anticipates continuing this trend throughout the remainder of 2003. In 2004, the Company expects to increase its borrowings for expenditures to support demand for additional reusable surgical products.

SRI/Surgical Express, Inc. (www.surgicalexpress.com) provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 21 states from 11 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177

SRI/SURGICAL EXPRESS, INC.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Nine Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$21,666	$21,187	$64,532	$64,841
Cost of revenues	16,517	15,168	48,194	45,539

Gross profit	5,149	6,019	16,338	19,302

Distribution expenses	1,456	1,407	4,452	4,229
Selling and administrative expenses	3,678	3,809	11,141	11,179

Income from operations	15	803	745	3,894

Unrealized gain on derivative instruments	—	—	—	101
Interest expense, net	262	245	874	741

Income (loss) before income taxes	(247)	558	(129)	3,254

Income tax expense (benefit)	(93)	209	(49)	1,220

Net income (loss)	$(154)	$349	$(80)	$2,034

Earnings per share, basic	$(0.02)	$0.05	$0.01	$0.32

Earnings per share, diluted	$(0.02)	$0.05	$0.01	$0.31

Weighted average common shares outstanding, basic	6,263	6,404	6,266	6,414

Weighted average common shares outstanding, diluted	6,263	6,476	6,266	6,556

Condensed Consolidated Balance Sheets

(In thousands)

	As of September 30, 2003	As of December 31, 2002
	(unaudited)
Cash and cash equivalents	$578	$537
Accounts receivable, net	11,013	10,289
Reusable surgical products, net	21,486	25,642
Property, plant and equipment, net	38,251	40,264
Other assets	14,718	15,174

Total assets	$86,046	$91,906

Notes payable to bank	$9,021	$15,452
Other liabilities	24,295	23,609

Shareholders’ equity	52,730	52,845

Total liabilities and shareholders’ equity	$86,046	$91,906